Exhibit 10.1

Serena Software, Inc.

April 16, 2012

Mr. Joseph Passarello

Dear Joe,

Serena Software, Inc. (“Serena”) is pleased to extend this offer of employment to you for the position of Senior Vice President, Finance and Chief Financial Officer, reporting directly to me. You will also serve as Principal Financial Officer and Principal Accounting Officer for SEC reporting purposes. The terms of your employment include the following:

Your base salary will be $13,125.00 before applicable payroll taxes, tax withholdings and voluntary deductions, payable on a semi-monthly basis on about the 15th and last day of each month.

You will be eligible to receive an annual cash incentive bonus based on an annual target bonus equal to 70% of your annual base salary. Your annual target bonus is based upon 100% achievement of Serena’s annual EBITA (earnings before interest, taxes and amortization) target, weighted at 50%, and annual Net License Revenue target, weighted at 50%. Your target bonus will be prorated based on the number of days of your employment in Fiscal Year 2013. The actual bonus payment will be made on an annual basis. The details of your annual cash incentive plan will be documented separately. The foregoing performance metrics are subject to revision by Serena’s Compensation Committee as part of Serena’s annual executive compensation review.

Subject to the approval of Serena’s Board of Directors, you will be granted (i) stock options to purchase 750,000 shares of Serena’s common stock under Serena’s Amended and Restated 2006 Stock Incentive Plan (“Stock Plan”), of which 60% (450,000 shares) will be performance-based options and 40% (300,000 shares) will be time-based options pursuant to the terms of Serena’s Time and Performance Option Agreement; and (ii) 100,000 restricted stock units under the Stock Plan pursuant to the terms of Serena’s Restricted Stock Unit Agreement. The exercise price of the stock options will be equal to the fair market value of Serena’s common stock on the date of grant, as determined by Serena’s Board of Directors. Copies of the Stock Plan and standard forms of the Time and Performance Option Agreement and Restricted Stock Unit Agreement, and a summary of the Stock Plan and Management Stockholders Agreement, are enclosed with this letter.

1900 Seaport Boulevard, Redwood City, California 94063-5587	T 650.481.3400 F 650.481.3700
www.serena.com

You will be eligible to participate in Serena’s Employee Benefits Plans, which include vacation, health care, life insurance and a 401(k) plan.

You will be eligible to participate in Serena’s change-in-control executive benefits program, which provides for 12 months of salary continuation, annual target bonus (plus a prorated portion of the annual target bonus for the year in which a change in control occurs) and health coverage in the event that your employment is terminated without cause or you resign for good reason within twelve (12) months following a change-in-control of Serena. These severance benefits will be contingent upon your execution of a release of claims and compliance with certain restrictive covenants, including limited transition services and non-disparagement, non-competition and non-solicitation arrangements covering the duration of the salary continuation period. These benefits are subject to you entering into a separate change-in-control agreement with Serena, which will control over any contrary terms set forth in this paragraph. The vesting of your restricted stock units will accelerate in full upon a Change in Control (as defined in the Stock Plan) and will otherwise be governed by the Restricted Stock Unit Agreement and Stock Plan. The vesting of your stock options upon a Change in Control will be governed by the Time and Performance Option Agreement and Stock Plan.

You will be required to execute Serena’s Code of Conduct, Confidentiality and Assignment of Inventions Agreement and Arbitration Agreement, which will be provided to you separately before your first day of employment.

Employment with Serena is on an at-will basis. You are free to terminate your employment for any reason at any time with or without prior notice. Similarly, Serena can terminate the employment relationship with or without cause or notice.

This offer letter and the commencement of your employment with Serena are subject to and conditioned upon approval by the Compensation Committee of the Board of Directors and the successful completion of a background check.

This written offer constitutes all of the material terms of your compensation and supersedes any previous verbal commitments. The terms of this offer may only be changed by written amendment to this offer letter signed by Serena’s President and CEO, although the Board of Directors (or the Compensation Committee of the Board of Directors, as applicable) may from time to time, in its sole discretion, adjust the compensation paid and benefits made available to you and its other executive officers. This offer letter is an offer of employment and is not intended and shall not be construed as establishing a term or contract of employment.

Upon your acceptance of this offer letter, please return the signed original to me and retain a copy for your records. This employment offer will expire on April 16, 2012.

Joe - your experience and talents will be a strong addition to our company. We are excited about you joining our team and look forward to your contribution. Please call either myself or Alison with any questions that you may have.

Sincerely,

/s/ John Nugent

John Nugent

President and Chief Executive Officer

I accept this offer and expect to start my employment on May 8, 2012. No person has made any promise, representation, inducement or other offer to encourage me to join the company other than the terms set forth above. Except to the extent Serena is legally required to disclose the terms of my compensation and employment, I understand that this offer is confidential and will not disclose the terms of this offer to any third party other than my financial, tax and legal advisors.

Accepted:	/s/ Joseph Passarello
Joseph Passarello

Date:	April 16, 2012